EMPLOYMENT AGREEMENT

THIS AGREEMENT, effective as of July 22, 2002 (the “Effective Date”), by and between Exchange Bancshares, Inc., a holding company organized under the laws of the State of Ohio and registered under the Bank Holding Company Act of 1956 (“Holding Company”), and Jeffery A. Robb, a resident of Ohio (“Employee”).

W I T N E S S E T H:

WHEREAS, Holding Company is an Ohio corporation duly organized and validly existing under the laws of the State of Ohio and parent of The Exchange Bank, an Ohio state-chartered bank, its operating subsidiary (the “Bank”) engages in banking activities as a wholly owned subsidiary of Holding Company;

WHEREAS, Employee has knowledge, experience and expertise in the area of business of Holding Company, and Holding Company wishes to obtain the benefits of Employee’s knowledge, experience and expertise;

WHEREAS, Holding Company desires to employ Employee on the terms and subject to the conditions set forth herein and subject to determinations of safety, soundness and fairness of Holding Company’s regulatory entities, and Employee is willing to accept employment on such terms and conditions; and

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1.

Employment.

1.1

Position.  On the terms and subject to the conditions set forth in this Agreement, Holding Company shall employ Employee to serve as President and Chief Executive Officer of Holding Company.  Employee shall perform all duties commensurate with such positions and shall serve at the pleasure and direction of the Board of Directors of Holding Company (the “Board”).  Employee shall also serve as a director of Holding Company during the term of this Agreement and shall perform all duties and receive all benefits commensurate with such position; provided, however in the event this Agreement is terminated for any reason whatsoever, Employee agrees to immediately resign as director of the Holding Company.

1.2

Board Reporting & Job Description. Employee is to exercise such authority and perform such duties as are commensurate with the authority of the positions as detailed in a written job description attached hereto as Exhibit 1.2 and will report directly to the Board.  Such services shall be performed in the same metropolitan area where the Holding Company has offices, or at such other location as the Holding Company and Employee may reasonably agree; provided that the Employee shall not be required to relocate to a location which the Employee determines is unreasonable in light of the employee’s personal or family circumstances.

2.

Compensation.

2.1

Base Salary.  As consideration for Employee’s services as an employee hereunder, Bank agrees to pay Employee, and Employee agrees to accept, a base salary of $500 per diem, which is anticipated to be $52,000 annually (“Base Salary”), with increases as the Board of Directors, in its discretion, may make at any time and from time to time.  The Base Salary, as so determined, shall be payable in equal bi-weekly installments.  It is further understood and agreed that during the term of Employee’s status as an employee, Employee shall be subject to the withholding of taxes as required by law. During the term of employment contemplated by this Agreement, the Employee shall receive employee benefits (including, but not limited to, medical/dental insurance, disability insurance, life insurance, retirement plans, vacations, and holidays) on the same basis as other employees and other perquisites (including expense reimbursement, automobile, etc) as determined by the Board.  In addition, Employee shall be entitled to board of director meeting fees and board committee meeting fees for his participation on the Holding Company and Bank boards.

2.2

Bonus.  Employee may be eligible to receive an annual bonus in an amount to be determined by the Board from time to time.  The Bonus shall be paid to Employee within ninety (90) days after the end of the period during which the Bonus is earned.

2.3

Benefits.  Employee shall be entitled to participate in any insurance or other benefit plans now or hereafter provided or made available to employees of Holding Company generally; provided, however that nothing contained in this Agreement shall require Bank to establish, maintain or continue any such benefits already in existence or hereafter adopted for employees of Holding Company.

2.4

Vacation.  Employee shall be entitled to annual vacation and leave time of four weeks at full pay.  Unused vacation time shall be treated pursuant to Holding Company policy.

2.5

Salary Continuation.  Employee shall be entitled to participate in a salary continuation plan pursuant to Holding Company policy.

3.

Term and Termination.

3.1

Term.  Employee shall be employed for an initial term commencing on the Effective Date hereof, and ending at the 2004 Annual Meeting of Shareholders, unless sooner terminated in accordance with the provisions of this Agreement.

3.2

Termination.

(a)

Death or Disability.  If Employee dies or becomes disabled to the extent that Employee cannot perform his duties under this Agreement for a period of more than ninety (90) consecutive days (the “Disability Period”), this Agreement shall cease and terminate on the date of Employee’s death or conclusion of the Disability Period, as applicable, and Employee shall be entitled to receive any Base Salary and benefits earned through Employee’s date of death or disability.

(b)

Retirement.  Upon Employee’s retirement from the Holding Company at such time as is normal and expected for employee retirement from the Holding Company, this Agreement shall cease and terminate as of the date of retirement, and Employee shall be entitled to receive only Base Salary and benefits earned through the date of retirement.

(c)

Termination for Cause.  If this Agreement is terminated by Holding Company for Cause (as defined herein), this Agreement shall cease and terminate as of the date of termination of Employee.  “Cause” shall be defined as (i) commission of a willful act of dishonesty in the course of Employee’s duties hereunder;  (ii) conviction by a court of competent jurisdiction of a crime constituting a felony or conviction with respect to any act involving fraud or dishonesty; (iii) Employee’s continued, habitual intoxication or performance under the influence of controlled substances during working hours, after Holding Company shall have provided written notice to Employee and given Employee ten (10) days within which to commence rehabilitation with respect thereto, and Employee shall have failed to promptly commence and diligently continue such rehabilitation; (iv) frequent or extended, and unjustifiable (not as a result of incapacity or disability) absenteeism which shall not have been cured within thirty (30) days after Holding Company shall have advised Employee in writing of its intention to terminate Employee’s employment in accordance with the provisions of this subsection in the event such condition shall not have been cured; or (v) Employee’s willful and continued personal misconduct, action, inaction, inability or refusal to perform the duties and responsibilities described in this Agreement and any Exhibits hereto, if (A) Holding Company shall have given Employee prior written notice of the reason therefor and (B) a period of thirty (30) days following receipt by Employee of such notice shall have lapsed and the matters which constitute or give rise to such Cause shall not have been cured or eliminated by Employee; provided, however, that if such matters are of a nature that same cannot be cured or eliminated within such thirty (30) day period, such period shall be extended for so long as Employee shall be endeavoring diligently and in good faith to cure or eliminate such matters.

3.3

Termination Without Cause.  Holding Company may terminate Employee’s employment at any time without Cause, by giving thirty (30) days advance notice in writing to Employee.

3.4

Employee’s Rights Upon Termination.  In the event that this Agreement is terminated by Holding Company for Cause, Employee shall receive all Base Salary and benefits earned through Employee’s final day of employment.  In the event that this Agreement is terminated by Bank without Cause, Employee shall receive all Base Salary and benefits earned through Employee’s final day of employment.  Any earned but unpaid Base Salary and benefits shall be paid to Employee within thirty (30) days of Employee’s final day of employment.  Upon termination for any reason, Employee shall be required to deliver to Holding Company and Bank any Holding Company or Bank assets.  Employee’s rights upon termination shall be subject to determinations of safety, soundness and fairness of any and all of the Holding Company’s or Bank’s regulatory entities.

4.

Change in Control.

4.1

Change in Control.  Upon the occurrence of a Change in Control and for a period of 120 days thereafter, or in the event that during the 120 days prior to a Change in Control, Employee’s employment is involuntarily terminated by the Bank for any reason other than Cause, the Bank shall provide Change in Control benefits to Employee as set forth below.  A “Change in Control” for the purposes of this Agreement shall mean (i) the consolidation, merger or other business combination of the Bank or Holding Company wherein the Bank or the Holding Company is not the surviving entity, or (ii) the transfer of all or substantially all of the assets of the Bank or the Holding Company to a third party.

4.2

Change in Control Benefits.    The Change in Control benefits that Employee may be entitled to receive in accordance with the provisions hereof are as follows:

(a)

Employee shall receive a cash payment equal to 2.99 times Employee’s effective annual Base Salary determined as of the effective date of the Change in Control.  This amount shall be paid to Employee in monthly installments or on such other schedule as the Holding Company shall elect.

(b)

The Holding Company shall provide to Employee continued coverage for one (1) year under a health plan with benefits the same or similar to those Employee had with Holding Company prior to the Change in Control.

4.3

Tax Obligations. In the event that any payment or other benefit which Employee receives from Bank (either under this Agreement or otherwise) constitutes an “excess parachute payment” as defined for the purposes of Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), then Employee shall receive an additional cash payment (the “Gross-up Payment”) from Bank.  The amount of such Gross-up Payment shall be equal to the total amount of additional tax obligations imposed upon Employee as the result of any excess parachute payment.  For this purpose, such tax obligations shall include, without limitation, the amount of any excise tax imposed by Section 4999 of the Code and any Federal, state and local income taxes attributable to the Gross-up Payment, but shall not include Federal, state or local income tax on amounts paid hereunder other than the Gross-up Payment.

4.4

Mitigation of Benefits.  Employee shall not be required to mitigate the amount of any paid Change in Control Benefit by seeking other employment or otherwise, nor shall the amount of any Change in Control Benefit be reduced by any compensation earned by Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by Employee to Holding Company or for any other reason.

5.

Confidential Information and Property of Holding Company.

5.1

Confidential Information.  Employee acknowledges and agrees that in connection with his employment by Holding Company, Employee will have access to certain confidential and proprietary information owned by and related to Bank and Holding Company.  For purposes of this Agreement, “Confidential Information” means any proprietary information of or related to Bank and Holding Company, including but not limited to: (i) operations manuals and guidelines, marketing manuals and plans, and business strategies, techniques and methodologies; (ii) financial information, including information set forth in internal records, files and ledgers, or incorporated in profit and loss statements, fiscal reports, sales reports  and business plans; (iii) any and all active prospective mergers or acquisitions of Bank or Holding Company, and all financial data, pricing terms, information memoranda and due diligence reports relating thereto; (iv) all internal memoranda and other office records, including electronic and data processing files and records; and (v) any other information constituting a trade secret under governing trade secrets law.

5.2

Exceptions.  Notwithstanding the foregoing, Confidential Information does not include any of the foregoing that is of general public knowledge or is received in good faith from a third party having the right to disclose it, who, to the best of Employee’s knowledge, did not obtain such information from Bank or Holding Company and who imposes no obligation of secrecy on Employee with respect to such information.

5.3

Non-Disclosure of Confidential Information.  Employee shall not at any time willfully use, disclose or divulge any such Confidential Information to any person, firm or corporation, except: (i) in connection with the discharge of his duties hereunder; (ii) with the prior written consent of Bank or Holding Company, which consent may be withheld in Bank’s or Holding Company’s sole discretion; or (iii) to the extent necessary to comply with law or the valid order of a court of competent jurisdiction, in which event Employee shall notify Bank or Holding Company as promptly as practicable and, if possible, prior to making such disclosure.  Employee shall use his best efforts to prevent any such disclosure by others.

6.

Arbitration.  Any dispute or controversy arising under or in connection with this Agreement, including but not limited to any dispute or controversy arising under this Agreement, shall be settled exclusively by arbitration, conducted before a panel of three arbitrators, in Toledo, Ohio, in accordance with the rules of the American Arbitration Association then in effect.  The panel of arbitrators shall be determined as follows:  Holding Company will choose one arbitrator, Employee will choose one arbitrator, and the third person will be chosen by the two arbitrators chosen by Employee and Holding Company.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Holding Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any violation of provisions contained herein, and Employee hereby consents that such restraining order or injunction may be granted without the necessity of Holding Company posting any bond.  The expense of such arbitration shall be borne by the party who was found to be in breach of the Agreement.  Parties shall bear their own legal fees and personal costs of such arbitration.  If the party who initiated arbitration is found by the arbitration panel to have brought the action in bad faith, then such party shall be responsible for the other party’s legal fees and other costs incurred as a result of the arbitration.

7.

Entire Agreement.  This Agreement constitutes the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings of the parties with respect to the subject matter hereof.  No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the parties hereto.

8.

Notices.  All notices and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party (including without limitation service by overnight courier service) to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, at the address set forth below, or on the date of  service if delivered by facsimile to the facsimile number then utilized by the party receiving the facsimile.  All notices shall be addressed to the parties to be served as follows:

(a) If to Bank: Exchange Bancshares, Inc. 237 Main Street Box 177 Luckey, Ohio 43443 Attn: Chairman	Copy to: Dinsmore & Shohl LLP 1900 Chemed Center 255 East Fifth Street Cincinnati, Ohio 45202 Attention: Susan B. Zaunbrecher, Esq.
(b) If to Employee: Jeffery A. Robb 2300 National Road S.W. Hebron, Ohio 43025

9.

Severability.  If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, and this Agreement shall be construed and enforced to the maximum extent permitted by law.

10.

Waiver.  No waiver of any default or breach of this Agreement shall be deemed a continuing waiver or a waiver of any other breach or default.

11.

Governing Law.  This agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflict of law.

12.

Assignment.  Employee may not assign any rights under this Agreement without the prior written consent of Holding Company. If Holding Company, or any entity resulting from any stock purchase, merger or consolidation with or into Holding Company, is merged with or consolidated into or with any other entity or entities, or if substantially all of the stock or operating assets of any of the aforementioned entities is sold or otherwise transferred to another entity, the provisions of this Agreement shall be binding upon and shall inure to the benefit of the continuing entity in, or the entity resulting from, such asset purchase, merger or consolidation, or the entity to which such assets are sold or transferred.

13.

Headings.  The headings contained in this Agreement are for reference purposes only and should not affect in any way the meaning or interpretation of this Agreement.

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EX10.DOC

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

EXCHANGE BANCSHARES, INC.
By:	/s/ Marion Layman
Marion Layman, Chairman

Employee

/s/ Jeffery A. Robb
Jeffery A. Robb

EX10.DOC

EXHIBIT 1.2

JOB DESCRIPTION

RESPONSIBILITIES

The President and CEO of Holding Company, who is also a Director on the Board of Directors of Holding Company, is elected by the Directors to such positions.  As such, he is held responsible by the directorate for overseeing Holding Company management; comprehensive strategic planning; and execution of all Board policies and directives.

DUTIES

The principal duties of the President of Holding Company and CEO of Holding Company:

1.

Supervise the business and financial affairs of the Holding Company and delegate to the officers, duties and responsibilities not specifically assigned to them by the Articles of Incorporation, Regulations or Board of Directors.

2.

Preside at all meetings of the shareholders, Board of Directors and Executive Committee of the Holding Company in the absence of the Chairman and the Vice Chairman.

3.

Serve on all committees either as a member or ex-officio member.

4.

Direct the Holding Company-wide strategic planning process.  Ensures that short-term and long-term plans are written, communicated, reviewed, and evaluated on a quarterly basis.

5.

Keep abreast of current trends in banking and other businesses appropriate for bank holding companies by regularly reading appropriate materials and attending seminars and conventions.

6.

Work in concert with the management team, prepare and monitor the yearly budget for use in strategic long-term and short-term planning.

7.

Coordinate the gap and spread positions in the asset/liability management policies for the Holding Company, working with the chief financial officer.

8.

Direct the marketing and advertising of Holding Company products and services.

9.

Direct all securities law and holding company regulatory functions, working with the chief financial officer.

10.

Be involved with various professional associations and civic activities to enhance the Holding Company’s visibility as well as increase personal development.

11.

Develop new business for Holding Company.

12.

To perform any and all duties required or requested by the Board of Directors.